Exhibit 99.1

Starwood Property Trust Completes Chief Financial Officer Transition Plan

- Promotes Rina Paniry to Chief Financial Officer- - Hires Zach Tanenbaum as Director of Investor Relations -

Company Release - 05/06/2014 07:15

GREENWICH, Conn., May 6, 2014 /PRNewswire/— Starwood Property Trust (NYSE: STWD) announced today that, as part of the Company’s previously disclosed transition plan, Rina Paniry, who currently serves as the Chief Financial Officer of subsidiary LNR Property LLC, has been promoted to Chief Financial Officer. Ms. Paniry will succeed Stew Ward effective May 7, 2014.

“We welcome Rina as a member of our executive team here at Starwood Property Trust. Rina has been instrumental in leading the integration and transition of our core finance functions, including accounting, treasury, planning and tax, to LNR’s Miami office following our acquisition of the business in 2013,” said Barry Sternlicht, Chairman and Chief Executive Officer of Starwood Property Trust. “Her depth of experience and knowledge, along with her eight-year tenure at LNR and current responsibility for the Company’s finance functions, give us great confidence in her ability to lead our financial team’s efforts as CFO. I would also like to thank Stew for his tremendous work over the past four years. He was instrumental in our growth and in completing the integration of LNR, which will allow for a seamless transition of his role. We wish him the very best and much happiness in his future endeavors.”

Ms. Paniry joined LNR in June 2006 as Chief Accounting Officer. Her expertise lies in the accounting for highly technical subject matter and complex transactions. Prior to joining LNR, Ms. Paniry spent eleven years at Deloitte & Touche, where she began her career. She worked in numerous roles with increasing responsibility, principally in the real estate industry in the functional areas of audit and mergers & acquisitions.

In addition, the Company has appointed Zach Tanenbaum to serve in the newly created role as Director of Investor Relations. Most recently, Mr. Tanenbaum was a Senior Analyst at Wesley Capital Management, where he focused on the real estate and specialty finance sectors. Mr. Tanenbaum previously served as a Vice President and Equity Research Analyst at MLV& Co. LLC, where he covered mortgage REITs and specialty finance. He began his career in equity research at FBR Capital Markets & Co. Mr. Tanenbaum covered Starwood Property Trust as part of his duties at both MLVand FBR.

About Starwood Property Trust

Starwood Property Trust is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities, and other commercial real estate-related debt investments. Starwood Property Trust, through its 2013 acquisition of LNR Property LLC, now also operates as special servicer in the United States and a primary and special servicer in Europe and has expanded its product offering to include fixed rate conduit loans. Starwood Property Trust also invests in residential mortgage-backed securities and residential real estate owned, and may invest in non-performing loans, commercial properties subject to net leases and residential mortgage loans. Starwood Property Trust is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Investor Relations – Starwood Property Trust

Phone: 203-422-7788

Email: investorrelations@stwdreit.com

Media Relations – Starwood Property Trust

Phil Denning or Jason Chudoba

ICR, Inc.

Phone: 646-277-1249

Jason.chudoba@icrinc.com, Phil.denning@icrinc.com

SOURCE Starwood Property Trust, Inc.